EXHIBIT 10.3

Executive:_______________________

409A Addendum

Both the undersigned officer (the "Executive") of American Eagle Outfitters, Inc. and/or its direct or indirect subsidiaries (collectively, the "Company") and the Company desire to amend any outstanding offer letter and/or any other written terms of employment between the Executive and the Company ("written employment terms") to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the "Code").

In consideration of the mutual promises in this amendment the parties agree to amend the written employment terms as follows:

Notwithstanding anything in the written employment terms to the contrary, if Executive is a "specified employee" as defined in Section 409A of the Code and the Company determines that any amounts to be paid to Executive under the written employment terms could be subject to penalty taxes under Section 409A of the Code, then the Company shall not commence payment of such amounts until the earlier of (a) the date that is six months after the Executive's Termination Date or (b) the date of the Executive's death. Any amount that otherwise would have been payable to Executive by the Company but for the delay described above shall be aggregated and paid with the first payment under this provision. For purposes of this Addendum, 'Termination Date' shall mean the date on which a 'separation from service' occurs, as defined in Treasury Regulation Section 1.409A-1(h).

Except as modified by this Addendum, the written employment terms remain in full force and effect in accordance with the stated terms.

In witness whereof, the undersigned have executed this Addendum effective the ____ day of December, 2008.

American Eagle Outfitters, Inc.,

for itself and its direct and indirect subsidiaries

By:____________________________________

Its:____________________________________

Executive:______________________________